Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Peg Lupton/Ethan Allen (203) 743-8234

Ethan Allen Comments on Sales for the Year Ended June 30, 2006

Danbury, CT; (July 11, 2006) - In anticipation of being asked to comment on current business trends, Farooq Kathwari, Chairman and CEO of Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) said, “We are pleased to report that delivered sales for the year ended June 30, 2006 totaled $1.066 billion. Annual sales exceeding $1 billion represents a milestone for the Company. As stated previously, we remain comfortable with the analysts’ current range of earnings estimates for both the quarter and fiscal year ended June 30, 2006.”

Ethan Allen will release earnings for the quarter and fiscal year ended June 30, 2006 before the market opens on July 27, 2006. The live web cast and replay of the 11:00am Eastern Time conference call will be available at http://www.ethanallen.com/investors .

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 306 interior design centers in the United States and abroad, of which 139 are Company-owned. Ethan Allen has 11 manufacturing facilities, which include 2 sawmills, located in the United States.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements.